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                                          Archstone Communities
                                          7670 South Chester St., Suite 100
                                          Englewood, CO  80112
                                          303-708-5959
                                          www.archstonecommunities.com

News Release


Contact:   Jack R. Callison, Jr.
           800-982-9293o - 303-708-5959


          Archstone Completes $1.0 Billion of Dispositions Year-to-Date
            Company Also Pre-announces Expected Third Quarter Results

DENVER--October 5, 2001--Archstone Communities (NYSE: ASN) announced today that it has completed $1.0 billion of dispositions year-to-date. As a result of this activity, the company currently has no outstanding borrowings on its credit facilities and is holding more than $245 million of cash, including a $100 million loan to Charles E. Smith Residential (NYSE: SRW). The company's cash balance during the third quarter averaged over $280 million. The company also announced that it has received $120 million of incremental commitments from four new financial institutions on its unsecured credit facilities, which will increase the total available capacity from $680 million to $800 million when the Smith merger closes.

"Although the significant uninvested cash balance from dispositions will have a short-term dilutive impact on our results for the quarter, this, along with our unused line balance, provides us with substantial financial capacity," said R. Scot Sellers, chairman and chief executive officer. "This places Archstone in a very advantageous position to capitalize on opportunities that we believe will be created by the changing economic environment."

The impact of holding cash during the quarter resulted in approximately $0.03 of dilution to Archstone's funds from operations. In addition, one-time merger related costs, including the relocation of the company's accounting department from El Paso, Texas to Denver totaled $0.015 during the quarter. As a result, FFO for the third quarter is expected to be approximately $0.53 to $0.54 per share, compared with analysts' consensus estimates of $0.57 per share. Archstone will host its third quarter conference call on November 8, 2001, which is approximately one week following the expected October 31, 2001, close of its merger with Charles E. Smith Residential.

The performance of Archstone's core operating portfolio continues to produce positive results, led by Boston, Southern California and Washington, D.C. The company's third quarter same-store revenue growth is expected to be 3.5% to 4%, and current overall portfolio occupancy is approximately 95%. "Although growth is somewhat slower due to the deteriorating national economic environment, it is still positive. In addition, the absorption of our new development communities continues to be very good, averaging 32 units per month during the third quarter at rental rates in line with budget," said Mr. Sellers.

                                     -more-


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Archstone Completes $1.0 Billion in Dispositions
Page 2


Archstone's disposition strategy has allowed the company to substantially reduce its investment in markets with less attractive fundamentals:


                                     Investment
                                   (in millions)                Sales Volume
                          -------------------------------    (year-to-date 2001,
          Market                                                in millions)
--------------------------------------------------------------------------------
                               12/31/99     Current
--------------------------------------------------------------------------------
Austin, Texas                    $119        $33                $91
Charlotte, NC                    $170        $48                $69
Phoenix, Ariz.                   $308        $160               $82
Richmond, Va.                    $125         -                 $65
Atlanta                          $428        $254               $85
Raleigh, NC                      $247        $185               $53

Ameriton Properties Incorporated, an Archstone taxable REIT subsidiary focused on opportunistic apartment investments, also produced strong results during the quarter. Gains from the sale of three operating communities contributed approximately $0.03 to Archstone's FFO per share, which is approximately $0.01 per share higher than the company's original expectations for the year.

"The current geopolitical situation has created a unique economic climate. As a result of the current economic uncertainties, it is very difficult for us to provide additional guidance with respect to future results," said Mr. Sellers. "However, the good news for our business is that Archstone operates principally in markets protected from new supply. Our industry enters this recessionary climate with the highest overall occupancy rates and the lowest levels of new supply during any economic slowdown in the last several decades."

Sellers noted that Archstone expects the reduced level of single-family home purchases and declining volume of apartment starts to set the stage for strong performance when the economy recovers. These core fundamentals will be augmented by very positive demographic changes within the 18-29 and 55-plus age groups that should enhance Archstone's performance during the next ten years.

Archstone Communities is a leading real estate operating company focused on the operation, development, redevelopment, acquisition and long-term ownership of apartment communities in protected markets throughout the United States. With a current total market capitalization of $5.6 billion, Archstone has a strategic national presence with 176 communities representing 54,290 units, including 3,569 units in its development pipeline, as of August 31, 2001. In May 2001, Archstone announced plans to merge with Charles E. Smith Residential. Subject to shareholder approval on October 29, 2001, the transaction is expected to close on October 31, 2001.

                                       ###

Archstone's press releases are available on the company's web site at www.archstonecommunities.com or by calling (800) 982- 9293.

In addition to historic information, this press release and the accompanying financial supplement contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone operates, management's beliefs and assumptions made by management. Forward- looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets that could adversely affect Archstone's cost of capital and its ability to meet its financing needs and obligations, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.